Exhibit 10.1

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ASSET PURCHASE AGREEMENT

Dated as of July 30, 2010

By and Between

WYETH LLC

and

PHARMACOPEIA, INC.

and

Solely for Purposes of the Specified Sections Herein

LIGAND PHARMACEUTICALS INCORPORATED

i

ii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of July 30, 2010 (the “Effective Date”), by and between Wyeth LLC, a Delaware limited liability company, Pharmacopeia, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (the “Company”) and, solely for purposes of Sections 3.4(c), 8.1(a), 8.2 and 8.3 herein, Ligand Pharmaceuticals Incorporated, a Delaware corporation (“Parent”). Wyeth LLC, the Company and, for purposes of Sections 3.4(c), 8.1(a), 8.2 and 8.3, Parent, may each be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Wyeth, together with its Affiliates, acting through its Wyeth Pharmaceutical Division, and Pharmacopeia Drug Discovery, Inc. have entered into the Research and License Agreement, dated as of December 22, 2006, as amended by the letter agreement dated September 1, 2009 (the “Research Collaboration Agreement”), whereby such Parties entered into a Research Collaboration (as defined below) to discover, research and develop compounds that are JAK-3 Kinase Inhibitors (as defined below);

WHEREAS, Wyeth LLC is the successor-in-interest to Wyeth and the Company is the successor-in-interest to Pharmacopeia Drug Discovery, Inc.;

WHEREAS, subject to the terms and conditions set forth herein, Wyeth LLC (“Wyeth”) and the Company desire to terminate the Research Collaboration Agreement as of the Effective Date; and

WHEREAS, subject the terms and conditions set forth herein, Wyeth desires to purchase, and the Company desires to sell to Wyeth the Purchased Assets (as defined below);

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. Defined terms used in this Agreement shall have the meanings ascribed to them as follows:

“Acquired Compound Derivatives” means (a) any compound derived from an Acquired Compound (where “derived” means it (i) is the result of a series of one or more chemical modifications made to such Acquired Compound, (ii) is otherwise obtained from a chemical synthesis program based on one or more such Acquired Compounds, (iii) is based on structure-activity data obtained from the testing of one or more Acquired Compounds, or (iv) otherwise contains a chemical moiety, functional group or structural group of an Acquired Compound that imparts material JAK3 Inhibitory Activity); and (b) any isomers, enantiomers, prodrugs, hydrates, solvates, metabolites, crystalline forms and all pharmaceutically active salts thereof.

“Acquired Compound Product” means a pharmaceutical preparation containing an Acquired Compound or Acquired Compound Derivative.

“Affiliate(s)” means, with respect to any Person or entity, any other Person or entity which controls, is controlled by or is under common control with such Person or entity. A Person or entity will be regarded as in “control” of another entity if it owns or controls at least fifty percent (50%) of the equity securities of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority); provided, however, that the term “Affiliate” will not include subsidiaries or other entities in which a Party or its Affiliates owns a majority of the ordinary voting power necessary to elect a majority of the board of directors or other governing board, but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect.

“Commercialization” or “Commercialize” means activities directed to obtaining pricing and reimbursement approvals, marketing, promoting, Manufacturing for commercial purposes, distributing, importing or selling a product. Commercialization will not include any activities related to Development.

“Company Affiliate” means all Affiliates of the Company other than any Person that (i) became an Affiliate solely by reason of the consummation of the transactions contemplated under the Agreement and Plan of Merger, dated as of September 24, 2008, between Pharmacopeia, Inc., Margaux Acquisition Corp. and Latour Acquisition, LLC; (ii) has not at any time been and is not currently involved in the Research Collaboration; and (iii) is not a transferee, assignee or licensee of any Intellectual Property arising out of or related to the Research Collaboration.

“Company Intellectual Property” means any Purchased Asset that constitutes Intellectual Property, including the Acquired Patents.

“Control” or “Controlled” means with respect to any Know-How, information, compound, product or other Intellectual Property right, the possession (whether by ownership or license) by a Party or its Affiliate of the ability to grant to the other Party or its Affiliate access to or a license under such item or right without violating the terms of any agreement or other arrangements with any Third Party.

“Development” or “Develop” means (a) Research and (b) clinical research and drug development activities, including without limitation clinical toxicology, Manufacturing process development, quality assurance and quality control development, statistical analysis, clinical studies (including pre- and post-approval studies), Manufacturing for clinical studies, regulatory affairs, pharmacovigilance and regulatory approval, and clinical study regulatory activities (including regulatory activities other than those directed to obtaining pricing and reimbursement approvals).

“FDA” means the United States Food and Drug Administration or any successor agency thereto.

“Governmental Authority” means any federal, state, municipal, foreign or other governmental body, department, commission, board, bureau, agency, court or instrumentality, domestic or foreign, or other entity exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government, including any Regulatory Authority such as the FDA.

“Intellectual Property” means any or all rights in, arising out of, or associated therewith: (a) all United States, international and foreign Patent Rights; (b) all Know-How; (c) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world; (d) all industrial designs and any registration and applications therefor throughout the world; (e) all trade names, brand names, model names and other source indicators, logos, domain names, URLs, common law trademarks and service marks, including all goodwill associated therewith, and all registration and applications therefor throughout the world; and (f) all mask works and all applications, registrations, and renewals in connection therewith.

“JAK-3 Kinase Inhibitor” means a molecule that has JAK-3 Kinase Inhibitory Activity at an in vitro fifty percent (50%) inhibitory concentration (IC50) of less than or equal to one (1) micromolar.

“JAK-3 Kinase Inhibitory Activity” means, when used to describe a compound, that the compound binds to the protein tyrosine kinase enzyme known as Janus Activating Kinase 3 (“JAK-3”).

“Know-How” means proprietary information or other know-how, whether or not patentable, and whether stored or transmitted in oral, documentary, electronic, or other form, including without limitation, ideas, concepts, formulas, methods, procedures, designs, compositions, plans, documents, data, inventions, discoveries, developments, works of authorship, biological and chemical materials, and any information relating to research and development plans, experiments, results, compounds, therapeutic leads, candidates, products, preclinical and clinical data, trade secrets, chemical synthesis, scale-up and manufacturing, toxicology, regulatory, stability, and any other information relevant to the Development, Commercialization, improvement or other modification of a compound or product.

“Law” means any federal, state, local or foreign law, statute, common law, rule, regulation, code, directive, ordinance or other requirement of general application of any Governmental Authority.

“Liabilities” means any direct or indirect liability, indebtedness, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued, absolute or contingent.

“Lien” means any lien, license, claim, charge, option, mortgage, pledge or security interest, rights of first refusal or rights of first offer, encumbrance or other similar right, whether arising by contract, operation of law or otherwise.

“Losses” of any Person means any and all demands, claims, suits, actions, causes of action, proceedings, assessments, losses, damages, Liabilities, Taxes, costs and expenses, incurred or suffered by such Person, including settlement costs, costs of investigation, costs of collection, interest, penalties and attorneys’ fees, Third Party expert and consultant fees and expenses, fines, judgments and awards.

“Manufacturing” or “Manufacture” means activities directed to producing, manufacturing, processing, filling, finishing, packaging, labeling, quality assurance testing and release, shipping and storage of a compound or product.

“Patent Rights” means any and all (a) patents, (b) pending patent applications, including, without limitation, all provisional applications, substitutions, continuations, continuations- in- part, divisions, renewals, and all patents granted thereon, (c) all patents- of- addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including, without limitation, supplementary protection certificates or the equivalent thereof, (d) invention disclosures (including disclosures contained in draft applications), (e) inventor’s certificates and (f) all United States and foreign counterparts of any of the foregoing.

“Permits” means all licenses, permits, consents, applications, orders, waivers, clearances, franchises, certificates, variances, approvals, filings, notifications and other authorizations of any Governmental Authorities under applicable Law.

“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

“Pharmacopeia Field” means all uses of a product in non-human animals, and all topical uses of a product for the treatment or prevention of skin and eye diseases in humans where such product would be applied directly to the skin or eye and would have its therapeutic effect at or near a target site on the skin or eye.

“Pharmacopeia Know-How” means all Know-How owned or Controlled by the Company as of the Effective Date that is reasonably necessary to Develop, make, have made, or use Acquired Compounds or Acquired Compound Derivatives or to Develop, make, have made, use, offer to sell, sell, import or export or otherwise Commercialize Acquired Compound Products.

“Pharmacopeia Patent Rights” means all Patent Rights owned or Controlled by the Company as of the Effective Date that are reasonably necessary to Develop, make, have made, use, import or export Acquired Compounds or Acquired Compound Derivatives, or to Develop, make, have made, use, offer to sell, sell, import, export or otherwise Commercialize Acquired Compound Products.

“Post-Closing Tax Period” shall mean any Tax period beginning after the Closing and that portion of a Straddle Period beginning after the Closing.

“Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing and that portion of any Straddle Period ending on the Closing.

“Proceeding” means any action, suit, dispute, litigation, hearing, interference, opposition, claim, grievance, arbitral action or other proceeding before any Governmental Authority, at law or in equity.

“Regulatory Authorit(y/ies)” means any national (e.g., the FDA), supra-national (e.g., the European Commission, the Council of the European Union, or the European Agency for the Evaluation of Medicinal Products), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity in each country of the world involved in the granting of regulatory approvals for pharmaceutical products.

“Representative” means any attorney, accountant, financial advisor, agent or other authorized representative of any Person.

“Research” means those discovery and preclinical activities undertaken by or on behalf of a Party or its Affiliates with respect to a compound or product, prior to conducting clinical studies using such compound or product, including, without limitation, medicinal chemistry and synthesis, purification and other discovery efforts, test method development and stability testing, delivery system development, pharmacology, preclinical toxicology, and formulation of such compound or product.

“Research Collaboration” means the research collaboration and other activities engaged in by the Parties or their Affiliates pursuant to the Research Collaboration Agreement.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing. For purposes of allocating Taxes (other than Transfer Taxes) between the portion of a Straddle Period that is included in the Pre-Closing Tax Period and the portion of a Straddle Period that is included in the Post-Closing Tax Period, (a) in the case of Property Taxes, the portion that is allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (b) in the case of all other Taxes, the portion that is allocable to the Pre-Closing Tax Period shall be determined as if the Tax period ended on the Closing Date, based on a “closing of the books” method.

“Tax” or “Taxes” means any and all taxes, assessments, levies, tariffs, duties or other charges or impositions in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any taxing authority, including income, estimated income, gross receipts, profits, business, license, occupation, franchise, capital stock, real or personal property, sales, use, transfer, value added, employment or unemployment, social security, disability, alternative or add-on minimum, customs, excise, stamp, environmental, commercial rent or withholding taxes, whether contested or not.

“Third Part(y/ies)” means any Person(s) other than Wyeth, the Company or their respective Affiliates.

1.2 Other Defined Terms. The following capitalized terms are defined in this Agreement in the Section indicated below:

Defined Term	Section
Acquired Compound Patents	3.1(a)(ii)
Acquired Compounds	3.1(a)(i)
Agreement	Preamble
Allocation Schedule	4.4
Assumed Liabilities	3.2
Claim	8.2(a)
Closing	5.1
Code	4.4
Company	Preamble
Confidential Information	7.5(a)
Effective Date	Preamble
Form 8594	4.4

Indemnification Claim Notice	8.2(a)
Indemnified Party	8.2(a)
Indemnifying Party	8.2(a)
Non-Assert Acquired Compound IP	3.4(b)(i)
Parent	Preamble
Parties	Preamble
Party	Preamble
Property Taxes	9.3(c)
Purchase Price	4.1
Purchased Assets	3.1(a)
Releasee	7.3(a)
Research Collaboration Agreement	Recitals
Retained Liabilities	3.3
Selected Compound Product	3.4(a)
Selected Compounds	3.4(b)
Technology Transfer Period	7.1(c)
Transaction Documents	6.1(b)
Violation	6.1(c)
Wyeth	Recitals

1.3 Rules of Construction. References in this Agreement to gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

TERMINATION OF RESEARCH COLLABORATION AGREEMENT

2.1 Termination of the Research Collaboration Agreement. Subject to Section 2.2, the Parties agree that the Research Collaboration Agreement is hereby terminated as of the Effective Date.

2.2 Survival of Certain Provisions of the Research Collaboration Agreement. The following provisions of the Research Collaboration Agreement shall survive the termination of the Research Collaboration Agreement and remain in effect in accordance with their terms: Section 1.1 (Defined Terms), but solely to the extent used in the other sections of the Research Collaboration Agreement referenced in this Section 2.2; Section 3.6.3 (Records and Audits); and Sections 7.1-7.3 (Confidentiality), except with respect to Confidential Information (as defined in the Research Collaboration Agreement) which also constitutes Confidential Information (as defined herein), as to which Section 7.5 hereof shall govern.

ARTICLE III

PURCHASED ASSETS; LIABILITIES AND LICENSES

3.1 Purchase and Sale of the Purchased Assets.

(a) On the terms and conditions set forth in this Agreement, the Company shall (and shall cause its Affiliates to) and hereby does, as of the Effective Date, sell, transfer, convey, assign and deliver to Wyeth, and Wyeth shall and hereby does, as of the Effective Date, purchase and acquire free and clear of all Liens all of the Company’s (and its Affiliates’) right, title and interest in, to and under the following assets, properties and rights (collectively, the “Purchased Assets”):

(i) all Pharmacopeia Compounds (as defined in the Research Collaboration Agreement), as set forth on Schedule 3.1(a)(i) attached hereto wherein all chemical structures are identified by corresponding compound reference numbers as listed within the electronic database named ‘JAK3 Searchable #2108’ that was shared between the parties (the “Acquired Compounds”), including all inventions relating thereto;

(ii) all Patent Rights owned by the Company that cover or would be infringed by the Manufacture, use, Development or Commercialization of the Acquired Compounds, the Acquired Compound Derivatives or the Acquired Compound Products, as set forth on Schedule 3.1(a)(ii) attached hereto (the “Acquired Compound Patents”) and all patent prosecution documents and files relating thereto;

(iii) all written protocols relating to the synthesis and/or screening of any of the Acquired Compounds or otherwise utilized in connection with the synthesis and/or screening of compounds to identify JAK-3 Kinase Inhibitors under the Research Collaboration, as set forth on Schedule 3.1(a)(iii) attached hereto;

(iv) all data, databases, results, research and development plans, experiments, laboratory notebooks, materials, software, methods and assays, screening protocols and other Know-How or information relating primarily to activities conducted by, or on behalf of, the Company and/or its Affiliates under the Research Collaboration, as set forth on Schedule 3.1(a)(iv) attached hereto; and

(v) all physical quantities of the Acquired Compounds in the possession of the Company or its Affiliates or any Third Party on behalf of the Company and/or its Affiliates, as set forth on Schedule 3.1(a)(v) attached hereto.

The Parties acknowledge and agree that the Schedules referenced in this Section 3.1(a) are intended to contain a complete list of the assets, properties and/or rights in the category(ies) described in the applicable paragraph and that, if it is subsequently determined after the Closing that any assets, properties and/or rights falling within such category are not listed on the applicable Schedule, the Parties shall supplement such Schedule to add such assets, properties and/or rights.

(b) As of the Effective Date, all right, title and interest to and risk of loss as to the Purchased Assets shall pass from the Company and its Affiliates to Wyeth free and clear of all Liens.

3.2 Assumed Liabilities. As of the Effective Date, Wyeth shall assume and pay, perform or otherwise discharge, in accordance with their respective terms and subject to their respective conditions thereof, only the following Liabilities (collectively, the “Assumed Liabilities”):

(a) any Liabilities to the extent relating to the Purchased Assets and arising from events or circumstances occurring on or after the Effective Date; and

(b) any Liabilities for Taxes that are allocated to Wyeth pursuant to Section 9.3(c) and all other Liabilities for Taxes imposed with respect to the Purchased Assets for any Post-Closing Tax Period.

3.3 Retained Liabilities. Other than the Assumed Liabilities, the Company shall retain and shall be responsible for paying, performing and discharging when due, and Wyeth shall not assume or have any responsibility for, any Liabilities of the Company or any of its Affiliates of any kind, character or description whatsoever or to perform any obligations of the Company or any of its Affiliates under any contracts, agreements or commitments (the “Retained Liabilities”), including:

(a) any Liabilities to the extent relating to the assets, properties or rights of the Company or its Affiliates, other than the Purchased Assets;

(b) any Liabilities to the extent relating to the Purchased Assets and arising from events or circumstances occurring prior to the Effective Date;

(c) any Liabilities to the extent relating to the manufacture, use, sale, importation, exportation or other Development or Commercialization of the Selected Compounds and/or the Selected Compound Products; and

(d) any Liabilities for Taxes that are allocated to the Company pursuant to Section 4.3 or 9.3(c) and all other Liabilities for Taxes imposed with respect to the Purchased Assets for any Pre-Closing Tax Period.

3.4 Grants of Licenses; Covenant Not to Sue.

(a) The Company hereby grants to Wyeth and its Affiliates a non-exclusive, irrevocable, royalty-free, perpetual, worldwide license, with the right to sublicense, under the Pharmacopeia Patent Rights and Pharmacopeia Know-How not constituting Purchased Assets, to make, have made, use, offer to sell, sell, import, export and otherwise Develop and Commercialize Acquired Compounds, Acquired Compound Derivatives and Acquired Compound Products.

(b) Wyeth hereby grants to the Company and its Affiliates a non-exclusive, irrevocable, royalty-free, perpetual, worldwide license, with the right to sublicense, under the Company Intellectual Property to make, have made, use, offer to sell, sell, import, export and otherwise Develop and Commercialize the compounds specifically identified on Schedule 3.4(b) attached hereto (collectively, the “Selected Compounds”) and any pharmaceutical preparation containing a Selected Compound (each, a “Selected Compound Product”) solely in the Pharmacopeia Field.

(c) Each of the Parent and the Company hereby perpetually covenants, warrants and agrees that it will not (and will cause its Affiliates, successors, and assigns not to) sue or otherwise commence any action or proceeding against Wyeth or its Affiliates or their respective licensees, successors or assigns for past or future infringement or misappropriation of any Non-Assert Acquired Compound IP owned or Controlled by Parent or the Company or any of their respective Affiliates. For purposes hereof, “Non-Assert Acquired Compound IP” means Patent Rights and Know-How owned or Controlled by Parent or the Company or any of their respective Affiliates as of the Effective Date that cover or would be infringed by or that otherwise relate to the Manufacture, use, Development or Commercialization of the Acquired Compounds, Acquired Compound Derivatives and/or Acquired Compound Products.

(d) All rights and licenses granted hereunder are rights to “intellectual property” (as defined in Section 101(35A) of Title 11 of the United States Bankruptcy Code, as amended).

(e)Except as expressly provided in this Agreement, neither Party will be deemed by estoppel or implication to have granted the other Party any license or other right with respect to intellectual property of such Party.

ARTICLE IV

PAYMENTS

4.1 Purchase Price. As consideration for the Purchased Assets, the rights granted to Wyeth hereunder and obligations incurred by the Company hereunder, Wyeth shall pay to the Company a total of U.S.$3,000,000 (THREE MILLION U.S. DOLLARS) in accordance with Section 4.2 (the “Purchase Price”).

4.2 Payment Terms. The Purchase Price shall be payable by Wyeth to the Company in two installments: (a) the first installment of U.S. $2,000,000 (TWO MILLION U.S. DOLLARS) is due within ten (10) days after receipt of an invoice therefor following the Effective Date; and (b) the second installment of U.S.$1,000,000 (ONE MILLION U.S. DOLLARS) is due within ten (10) days after receipt of an invoice therefor following the later of (i) expiration of the Technology Transfer Period or (ii) receipt by Wyeth of true, correct and complete copies of all assignments of inventions relating to the Purchased Assets and written evidence that all such assignments of inventions have been filed with the Unites States Patent and Trademark Office. All payments hereunder shall be made by wire transfer of immediately available funds to an account designated by the Company in writing to Wyeth.

4.3 Taxes.

(a) The Company shall pay, when due, any sales Tax, transfer Taxes, stamp Taxes and other Taxes payable in connection with the sale and transfer of the Purchased Assets hereunder.

(b) It is understood and agreed between the Parties that any payments made pursuant to this Agreement are inclusive of any value added Tax imposed upon such payments.

(c) In the event any of the payments made by Wyeth pursuant to this Agreement become subject to withholding Taxes under the Laws of any jurisdiction, Wyeth shall deduct and withhold the amount of such Taxes for the account of the Company, to the extent required by Law, such amounts payable to the Company shall be reduced by the amount of Taxes deducted and withheld, and Wyeth shall pay the amounts of such Taxes to the proper Governmental Authority in a timely manner and promptly transmit to the Company an official Tax certificate or other evidence of such Tax obligations together with proof of payment from the relevant Governmental Authority of all amounts deducted and withheld sufficient to enable the Company to claim such payment of Taxes. Any such withholding Taxes required under applicable Law to be paid or withheld shall be an expense of, and borne solely by, the Company. Wyeth will provide the Company with reasonable assistance to enable the Company to recover such Taxes as permitted by Law.

4.4 Purchase Price Allocation. The Company and Wyeth agree that the sum of the Purchase Price and the Assumed Liabilities shall be allocated among the Purchased Assets in accordance with Section 1060 of the Code, pursuant to an allocation schedule (the “Allocation Schedule”) as agreed by Wyeth and the Company in accordance with this Section 4.4. Wyeth shall provide to the Company a draft Allocation Schedule within ninety (90) days after the Closing. Thereafter, the Company shall have thirty (30) days either to (a) agree with and accept the Allocation Schedule or (b) to deliver to Wyeth any suggested changes to the Allocation Schedule. If the Company proposes changes, the Parties will work in good faith to reach agreement on a mutually acceptable Allocation Schedule within thirty (30) days after the Company has delivered its suggested changes. If the Company and Wyeth are unable to resolve any dispute and reach agreement on the Allocation Schedule within such period, such dispute shall be resolved promptly by a nationally recognized accounting firm acceptable to the Company and Wyeth, the costs of which shall be borne equally by the Company and Wyeth. The Company and Wyeth shall provide each other promptly with any other information required to complete the Allocation Schedule. Once the Company and Wyeth have agreed on the Allocation Schedule or the allocation has been determined by the national recognized accounting firm pursuant to this paragraph, (i) the Allocation Schedule shall be binding upon the Parties, (ii) the Company and Wyeth shall complete and file IRS Form 8594 (“Form 8594”) (and any similar form required by state, local or foreign law) using the Allocation Schedule, and (iii) the Company and Wyeth shall not take any position and shall cause their Affiliates not to take any position (whether in any audit, on any Tax return, or otherwise) that is inconsistent with the allocation, in each case unless otherwise required by applicable Law or pursuant to a “determination” within the meaning of Section 1313(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Not later than thirty (30) days prior to filing its respective Form 8594 relating to this transaction, the Company and Wyeth shall each deliver to the other Party a copy of its Form 8594, and within ten (10) days after filing its Form 8594 with the IRS pursuant to this Section 4.4, each Party shall provide the other with a copy of such form as filed. To the extent required by applicable Law, the Allocation will be revised to reflect any adjustment of the Purchase Price pursuant to this Agreement.

ARTICLE V

THE CLOSING

5.1 The Closing. Except as may otherwise be agreed to by the Parties in writing, the consummation of the purchase and sale provided for in this Agreement (the “Closing”) shall occur on the Effective Date.

5.2 Delivery of Documents. At the Closing, the Company shall deliver to Wyeth patent assignments with respect to the Acquired Patents, in the form attached hereto as Exhibit A, and any other good and sufficient instruments of transfer, conveyance and assignment, reasonably requested by Wyeth, to vest in Wyeth good and marketable title to the Purchased Assets, free and clear of all Liens.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties of the Company. The Company hereby makes the representations and warranties to Wyeth as set forth in this Section 6.1 as of the Effective Date.

(a) Due Organization. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. The Company has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted.

(b) Authorization and Validity of Agreement.

(i) The Company has all requisite corporate power and authority to enter into this Agreement and the documents, certificates and instruments referred to herein or delivered pursuant hereto (collectively, the “Transaction Documents”) and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action and no other corporate action or proceeding on the part of the Company is or will be necessary. This Agreement and the other Transaction Documents have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof, constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally and by general equity principles (whether considered in a proceeding in equity or at law). The Company is the successor-in-interest to Pharmacopeia Drug Discovery, Inc.’s rights and obligations under the Research Collaboration Agreement and is a wholly owned subsidiary of Parent.

(ii) The applicable sections of this Agreement constitute the legal, valid and binding obligations of the Parent, enforceable against it in accordance with their respective terms. Parent has the unrestricted right, power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, and the execution, delivery and performance of this Agreement by Parent solely for the purposes of the specified sections herein have been duly authorized by all necessary action on behalf of Parent and this Agreement has been duly executed and delivered by Parent solely for the purposes of the specified sections herein.

(c) No Conflict. The execution and delivery by the Company of this Agreement does not, and the execution and delivery by the Company of each other Transaction Document will not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or result in a default under or breach or violation of (any such conflict, default, breach or violation, a “Violation”) pursuant to any provision of the certificate of incorporation, by-laws or similar organizational documents of the Company, (ii) result in any Violation of any material contractual obligations of the Company or any of its Affiliates or (iii) result in any Violation of any applicable Laws.

(d) Consents. No material consent, approval, authorization, filing, notification or other Permit of any Governmental Authority or of, with or from any other Person, is required in connection with the execution and delivery of this Agreement or any of the other Transaction Documents by the Company or the consummation by the Company of the transactions contemplated hereby or thereby.

(e) Title; Sufficiency of the Assets.

(i) The Company has good, valid and marketable sole title, of record and beneficially, to all of the Purchased Assets free and clear of all Liens and at the Closing will transfer and deliver to Wyeth good, valid and marketable title to the Purchased Assets, free and clear of all Liens. Without limiting the foregoing, none of the Purchased Assets is subject to any lease, license, contract or other agreement of the Company or its Affiliates, including any Third Party Agreement (as defined in the Research Collaboration Agreement), other than, prior to the Closing, the Research Collaboration Agreement.

(ii) The Purchased Assets comprise all the assets, properties and rights of the Company and/or the Company Affiliates related to the Acquired Compounds or necessary to Manufacture, use, Develop or Commercialize the Acquired Compounds and the Acquired Compound Products.

(f) Legal Proceedings. There are no, and since December 22, 2006, there have not been any, Proceedings pending or, to the best knowledge of the Company, threatened in writing against, affecting or involving any of the Purchased Assets.

(g) Compliance with Laws.

(i) The Company has made on a timely basis all required filings, applications and registrations with Governmental Authorities required in relation to the Purchased Assets, including the Acquired Compounds (including all authorizations required by the FDA and all foreign equivalents thereof).

(ii) The Company is, and at all times since December 22, 2006, has been, in compliance in all material respects with all Laws applicable to the ownership or use of the Purchased Assets, and the Company has not received any written notice alleging facts which, if true, would constitute a failure to comply with this subsection (g)(ii).

(iii) The Company has filed with the FDA all material required notices, supplemental applications and annual or other reports in connection with the use of the Purchased Assets.

(h) Brokers, Finders, etc. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement or the other Transaction Documents.

(i) Intellectual Property.

(i) Each of Schedules 3.1(a)(i), 3.1(a)(ii), 3.1(a)(iii) and 3.1(a)(iv) contains, to the Company’s best knowledge, a complete and correct list of the assets, properties and/or rights described in the corresponding paragraph of Section 3.1(a).

(ii) Schedule 3.1(a)(ii) identifies the following information with respect to each identified Patent Right in the Acquired Compound Patents, as applicable: (A) country, (B) title, (C) application number, (D) application filing date, (E) patent number, (F) patent issue date, and (G) listed inventor(s).

(iii) The Company is not aware of any Patent Rights owned by the Company or its Affiliates covering any screening methods used to identify JAK-3 Kinase Inhibitors or any assays or methods relating to JAK-3 Kinase Inhibitors used or identified in the Research Collaboration.

(iv) Other than the Acquired Compound Patents set forth on Schedule 3.1(a)(ii), to the Company’s best knowledge, the Company and its Affiliates do not own or Control any Patent Rights with claims covering or that would be infringed by the Development, Manufacture, use, sale, offer for sale, import or other Commercialization of the Acquired Compounds, Acquired Compound Derivatives or JAK-3 Kinase Inhibitors.

(v) None of Acquired Compound Patents is subject to any funding agreement with any Governmental Authority. To the extent that any of the Acquired Compound Patents arose from work funded in whole or in part by U.S. federal funding, all requirements necessary to vest the entire right, title and interest in the Company have been satisfied.

(vi) The Company has not received any written notice from, and is not aware of any facts that would give rise to, any Third Party asserting any ownership rights to any Company Intellectual Property; and the Company has not received any notice of and is not aware of any facts that would give rise to, and there is not any pending or to the Company’s best knowledge threatened, any Proceeding by a Third Party (A) asserting that the Company is infringing or has misappropriated or otherwise is violating any patent, trade secret or other Intellectual Property right or proprietary right of any Third Party or (B) relating to the Company Intellectual Property.

(vii) To the Company’s best knowledge, the making, use or sale of the Acquired Compounds would not infringe any issued patent owned or possessed by any Third Party. To the Company’s best knowledge, there are no Third Party patent applications pending which, if issued, would be infringed by the making, use or sale of the Acquired Compounds or the Acquired Compound Products.

(viii) There are no current or expected Proceedings before any Governmental Authority (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any Company Intellectual Property. No Company Intellectual Property is the subject of any Proceeding, order, decree, judgment, agreement, or stipulation binding on the Company restricting in any material respect the use, transfer, or licensing thereof by the Company.

(ix) With respect to each item of the Company Intellectual Property, necessary registration, maintenance, annuities and renewal fees in connection with such Company Intellectual Property have been made and all necessary documents and certificates in connection with such Company Intellectual Property have been filed with the relevant patent authorities in the United States and other applicable countries of the world for the purposes of maintaining such Company Intellectual Property.

(x) All employees, officers, contractors and consultants of the Company and its Company Affiliates have executed agreements requiring assignment to the Company or its Company Affiliates, as the case may be, of all inventions relating to the Company Intellectual Property, the Purchased Assets, the Acquired Compounds and/or the Research Collaboration made during the course of and as a result of their association with it and obligating the individual to maintain as confidential the confidential information of the Company or its Company Affiliates, as the case may be, relating to the Company Intellectual Property, the Acquired Compounds or the Research Collaboration. True, correct and complete copies of all assignments of inventions relating to the Company Intellectual Property have been provided to Wyeth.

(xi) The Acquired Compound Patents are, to the Company’s best knowledge, not invalid or unenforceable, in whole or in part.

(xii) Neither the Company nor any Affiliate thereof has prepared, or has had prepared on behalf of the Company or its Affiliates, any invention disclosures pertaining to the Purchased Assets that have not already resulted in an Acquired Compound Patent.

(xiii) The Acquired Compounds identified on Schedule 3.1(a)(i) constitute all compounds owned or Controlled by the Company or its Company Affiliates that have been identified by the Company or its Company Affiliates as JAK-3 Kinase Inhibitors.

(xiv) None of the Manufacture, use, Development or Commercialization of the Acquired Compounds would require rights under any license, contract or other agreement of the Company or its Affiliates with Third Parties, including any Third Party Agreement (as defined in the Research Collaboration Agreement).

(j) Regulatory Status. The Company has not received any written notice that any filings with any Governmental Authority in relation to the Purchased Assets is not currently in good standing. The Company has filed with the FDA all required notices, supplemental applications and annual or other reports, relating to the Purchased Assets. The Company has delivered to Wyeth copies of all material (i) reports of inspection observations, (ii) establishment inspection reports, (iii) warning letters, as well as any other material documents received by the Company from the FDA or any other Governmental Authority relating to the Purchased Assets that assert ongoing material lack of compliance with any Laws (including regulations promulgated by the FDA and any other Governmental Authority) by the Company.

(k) Solvency. Upon the consummation of the transactions contemplated by the Transaction Documents, (a) the Company will not be insolvent, (b) the Company will not be left with unreasonably small capital, (c) the Company will not have incurred Liabilities beyond its ability to pay or satisfy such Liabilities, as they mature and (d) the capital of the Company will not be impaired.

6.2 Representations and Warranties of Wyeth. Wyeth hereby makes the representations and warranties to the Company as set forth in this Section 6.2 as of the Effective Date.

(a) Due Organization. Wyeth is a corporation duly incorporated or otherwise organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization.

(b) Authorization and Validity of Agreement. Wyeth has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Wyeth of this Agreement and the other Transaction Documents and the consummation by Wyeth of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of Wyeth and no other corporate action or proceeding on the part of Wyeth is or will be necessary for the execution, delivery and performance by Wyeth of this Agreement or the other Transaction Documents and the consummation by Wyeth of the transactions contemplated hereby or thereby. This Agreement and the other Transaction Documents have been duly and validly executed and delivered by Wyeth and, assuming the due authorization, execution and delivery hereof by the Company, constitute legal, valid and binding obligations of Wyeth, enforceable against Wyeth in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting creditors’ rights generally and by general equity principles (whether considered in a proceeding in equity or at law). Wyeth LLC is the successor-in-interest to Wyeth’s rights and obligations under the Research Collaboration Agreement.

(c) No Conflict. The execution and delivery by Wyeth of this Agreement does not, and the execution and delivery by Wyeth of each other Transaction Document will not, and the consummation of the transactions contemplated hereby and thereby will not, (i) result in any Violation of any provision of the articles or certificate of incorporation, by-laws or similar organizational documents of Wyeth or any of its Affiliates, (ii) result in any Violation of any material contractual obligations of Wyeth or any of its Affiliates or (iii) result in any Violation of any applicable Laws except in the case of subclause (ii) or (iii) for any Violation which would not reasonably be expected to, individually or in the aggregate, materially adversely affect the ability of Wyeth to perform its obligations under this Agreement.

(d) Consents. No material consent, approval, authorization, filing, notification or other Permit of any Governmental Authority or of, with or from any other Person, is required in connection with the execution and delivery of this Agreement or any of the other Transaction Documents by Wyeth or the consummation by Wyeth of the transactions contemplated hereby or thereby.

(e) Brokers, Finders, etc. None of Wyeth nor any of its Affiliates has employed any agent, broker, investment banker, financial advisor or other firm or Person who is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement or the other Transaction Documents.

ARTICLE VII

COVENANTS

7.1 Technology and Asset Transfer.

(a) As soon as reasonably possible after the Effective Date (and in any event within thirty (30) days after the Effective Date), the Company shall (i) disclose to Wyeth or its designated Affiliate all material Know-How of the Company and/or its Affiliates in existence as of the Effective Date that is used, held for use or intended for use in, or that arises or has arisen out of, or is otherwise related to the Research Collaboration and provide copies of any existing tangible embodiment thereof in such written or electronic form as it exists as of the Effective Date and as reasonably requested by Wyeth, including the Know-How described in Sections 3.1(a)(iii)-(iv) hereof and (ii) deliver to Wyeth all other tangible Purchased Assets, including the Acquired Compounds described in Section 3.1(a)(v).

(b) Upon request by Wyeth and for a period of up to thirty (30) days following the Effective Date, the Company will and will cause its Company Affiliates to provide reasonable assistance and cooperation to Wyeth or its designated Affiliate in connection with understanding and using such Know-How for purposes of conducting the same types of activities as the JAK-3 related activities conducted pursuant to the Research Collaboration.

(c) The services to be provided under the foregoing subsections (a) and (b) above shall be provided during the period (the “Technology Transfer Period”) commencing on the Effective Date and continuing until thirty (30) days after the Effective Date.

7.2 Non-Competition.

(a) For a period of three (3) years after the Effective Date, the Company will not Develop itself, or collaborate with, license, or otherwise authorize any Affiliate or Third Party to, Develop or Commercialize any compound that it knows, or has reason to know, is a JAK-3 Kinase Inhibitor anywhere in the world; provided, however, that: (i) the Company will not be prohibited from entering into a Change of Control Transaction with any Third Party that conducts such research activities or is Developing or Commercializing a JAK-3 Kinase Inhibitor, and after such Change of Control Transaction the Third Party that acquires control of such Party may continue to conduct such activities, so long as such activities do not utilize any information obtained in the Research Collaboration; and (ii) the Company shall have the right to Develop and Commercialize the Selected Compounds and the Selected Compound Products solely in the Pharmacopeia Field.

(b) For a period of three (3) years after the Effective Date, the Company will not grant any license or right to any Affiliate or any Third Party under any Patent Right or Know-How Controlled by the Company (other than Patent Rights and Know-How jointly owned by the Company and one or more of its Third Party collaborators) (whether in a new agreement or as an amendment to an existing agreement), for human therapeutic use, to any JAK-3 Kinase Inhibitor having as its primary mechanism of action JAK-3 Kinase Inhibitory Activity (other than a Selected Compound solely in the Pharmacopeia Field) or any method or making or using such a compound.

(c) For a period of three (3) years after the Effective Date, the Company will not grant any license or right (whether in a new agreement or as an amendment to an existing agreement) to any Affiliate or any Third Party under any Patent Right or Know-How Controlled by the Company to any compound that the Company knows, or has reason to know, is a JAK-3 Kinase Inhibitor (other than a Selected Compound solely in the Pharmacopeia Field) or any method of making or using such a compound.

(d) If a court of competent jurisdiction or other Governmental Authority determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable Law, including with respect to time or scope, the court or other Governmental Authority is hereby requested and authorized by the Parties to revise the foregoing restriction to include the maximum restrictions allowable under applicable Law. Each of the Parties acknowledges, however, that this Section 7.2 has been negotiated by the Parties and that the territory and time period are reasonable in light of the circumstances pertaining to the Parties.

(e) Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnity payments pursuant to Article VIII and other remedies at law, if any, would be inadequate in the case of any breach of the covenants contained in this Section 7.2, and accordingly, Wyeth shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.

7.3 Release.

(a) Each Party, on behalf of itself and each of its Affiliates and their respective successors and assigns, hereby releases and forever discharges the other Party and its Affiliates, and each of their respective individual, joint or mutual, past, present and future Representatives, Affiliates, stockholders, members, partners, controlling persons, successors and assigns (individually, a “Releasee” and collectively, “Releasees” ) from any and all claims, demands, Proceedings, causes of action, orders, decrees, judgments, obligations, contracts, agreements, debts and Liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which such Party or any of its Affiliates now has, has ever had or may hereafter have against the respective Releasees (i) arising under, in connection with or relating to the Research Collaboration Agreement or the Research Collaboration; and (ii) arising contemporaneously with or prior to the Effective Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Effective Date, whether or not relating to claims pending on, or asserted after, the Effective Date. Notwithstanding any other provision of this Agreement or the other Transaction Documents, nothing contained herein shall operate to release any obligations of any Party arising under this Agreement or any other Transaction Document.

(b) Each releasing Party hereby irrevocably covenants to (and to cause its Affiliates and their respective successors and assigns to) refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.

(c) Without in any way limiting any of the rights and remedies otherwise available to any Releasee under this Agreement or otherwise, the releasing Party shall indemnify and hold harmless each Releasee from and against all Losses whether or not involving Third Party claims, arising directly or indirectly from or in connection with (i) the assertion by or on behalf of the releasing Party and its Affiliates and their respective successors and assigns of any claim or other matter purported to be released pursuant to this Section 7.3 and (ii) the assertion by any Third Party of any claim or demand against any Releasee which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of the releasing Party or any of its Affiliates and their respective successors and assigns against such Third Party of any claims or other matters purported to be released pursuant to this Section 7.3.

(d) If any provision of this Section 7.3 is held invalid or unenforceable by any court of competent jurisdiction or other Governmental Authority, the other provisions of this Section 7.3 will remain in full force and effect. Any provision of this Section 7.3 held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(e) The Company and Wyeth each acknowledge that they have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Each of the Parties recognizes and understands that this section applies to and covers the aforementioned claims and hereby expressly waives any rights it may have under this section.

7.4 Public Announcements. No Party to this Agreement shall originate any publicity, news release or other public announcement, written or oral, relating to this Agreement, the terms of this Agreement or the existence of any arrangement between the Parties (including the Research Collaboration Agreement), without the prior written consent of the Company (in the case of origination by Wyeth) or Wyeth (in the case of origination by the Company), whether named in such publicity, news release or other public announcement or not, except where such publicity, news release or other public announcement is required by Law; provided, however, in such event, the Party issuing such publicity, news release or other public announcement shall still be required to consult with the Company or Wyeth, as applicable, whether named in such publicity, news release or public announcement or not, to provide a reasonable period of time to allow the Company or Wyeth, as applicable, to comment thereon and, after its release, shall provide the other Party with a copy thereof. If any Party, based on the advice of its counsel, determines that this Agreement, or any of the other documents executed in connection herewith or related hereto, must be filed with the U.S. Securities and Exchange Commission (“SEC”), then such Party, prior to making any such filing, shall provide the Company or Wyeth, as applicable, and its counsel with a redacted version of this Agreement (or any Transaction Documents or other related documents) which it intends to file and will give due consideration to any comments provided by the Company or Wyeth, as applicable, or its counsel and use reasonable efforts to ensure the confidential treatment by the SEC of those provisions specified by the Company or Wyeth, as applicable, or its counsel. Without limiting any other provision of this Section 7.4 or Section 7.5, the Parties acknowledge that Parent will be required by Law to issue a news release and file this Agreement with the SEC.

7.5 Confidentiality.

(a) The Company shall, and shall cause its Affiliates and Representatives to, hold in confidence (i) all proprietary, secret or confidential information of Wyeth and its Affiliates disclosed to the Company and/or its Affiliates in the course of performing this Agreement and (ii) all Know-How and other information relating to the Purchased Assets, including the Acquired Compounds (collectively, “Confidential Information”). The Company shall not disclose or use such Confidential Information, except to the extent such Confidential Information (a) is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the Company or its Affiliates; (b) with respect to Confidential Information described in clause (i) of the first sentence of this Section 7.5(a) only, was known to, or was otherwise in the possession of, the Company or its Affiliates prior to the time of disclosure by Wyeth or any of its Affiliates; (c) is disclosed to the Company or an Affiliate on a non-confidential basis by a Third Party who is entitled to disclose it without breaching any confidentiality obligation to Wyeth or any of its Affiliates; or (d) with respect to Confidential Information described in clause (i) of the first sentence of this Section 7.5(a) only, is independently developed by or on behalf of the Company or its Affiliates, as evidenced by its written records, without reference to the Confidential Information disclosed by Wyeth or its Affiliates under this Agreement. In the event the Company or its Affiliates is required to disclose Confidential Information by Law or in connection with bona fide legal process, such disclosure shall not be a breach of this Agreement; provided, that the Company (i) informs Wyeth as soon as reasonably practicable of the required disclosure; (ii) limits the disclosure to the minimum required by such Law or legal process; and (iii) at Wyeth’s request and expense, assists in good faith in an attempt to object to or limit the required disclosure.

(b) Without limiting the foregoing paragraph (a), the Company shall not, and shall cause its Affiliates and Representatives not to, make any publication, presentation or other public disclosure, or prepare or file any application for a patent or other Intellectual Property right (i) during the three (3) year period after the Closing to the extent relating to any Development or Commercialization activities or any Intellectual Property arising therefrom regarding JAK-3 Kinase Inhibitors or (ii) at any time to the extent relating to the Purchased Assets (other than the Selected Compounds in the Pharmacopeia Field). After the three (3) year period referred to in clause (i) of the preceding sentence, all such publications, presentations, public disclosures or applications for a patent or other Intellectual Property right referred to in such clause will be provided to Wyeth for review, comment and approval at least sixty (60) days prior to the intended submission date. At all times, all publications, presentations, public disclosures or applications for a patent or other Intellectual Property right relating to Selected Compounds in the Pharmacopeia Field will be provided to Wyeth for review, comment and approval at least sixty (60) days prior to the intended submission date.

7.6 Availability of Records. Subject to Section 7.5, after the Effective Date, the Company shall make available to Wyeth and its Affiliates and Representatives during normal business hours when reasonably requested for a valid business purpose not inconsistent with this Agreement, all information, records and documents related to the Purchased Assets, including the Acquired Compounds in its possession and shall preserve all such information, records and documents until the later of: (i) six (6) years after the Effective Date; or (ii) the required retention period under any applicable Laws for all such information, records or documents. The Company shall also make available to Wyeth during normal business hours, when reasonably requested for a valid business purpose not inconsistent with this Agreement, personnel responsible for preparing or maintaining information, records and documents, in connection with filings or applications for regulatory approvals, litigation or potential litigation (other than litigation between the Parties), each as it relates to the Purchased Assets.

7.7 Ownership. The Company, on behalf of itself and its Affiliates, acknowledges and agrees that all Patent Rights relating to the Purchased Assets and all Know-How and Patent Rights arising out of Development or other activities conducted by or on behalf of Wyeth or its Affiliates based on or utilizing the Purchased Assets shall be owned solely by Wyeth or such Affiliate, as applicable.

ARTICLE VIII

INDEMNIFICATION

8.1 Indemnification by the Company and Parent.

(a) From and after the Effective Date, the Company and Parent, jointly and severally, shall indemnify Wyeth and its Affiliates and each of their respective officers, directors, employees, stockholders and Representatives against, and hold them harmless from and against any and all Losses, as incurred, arising from, in connection with or otherwise with respect to:

(i) any breach of any representation or warranty of the Company contained in this Agreement or any other Transaction Document;

(ii) the failure by the Company to perform any covenant, agreement, obligation or undertaking contained in this Agreement or any other Transaction Document;

(iii) all Retained Liabilities; and

(iv) the failure to comply with statutory provisions relating to bulk sales and transfers, if applicable.

(b) Indemnification by Wyeth. From and after the Effective Date, Wyeth shall indemnify the Company and its Affiliates and each of their respective officers, directors, employees, stockholders and Representatives against, and hold them harmless from and against, any and all Losses, as incurred, arising from, in connection with or otherwise with respect to:

(i) any breach of any representation or warranty of Wyeth contained in this Agreement or any other Transaction Document;

(ii) the failure by Wyeth to perform any covenant, agreement, obligation or undertaking contained in this Agreement or any other Transaction Document; and

(iii) all Assumed Liabilities.

8.2 Indemnification Procedure.

(a) A Party seeking indemnification hereunder (the “Indemnified Party”) shall notify each other Party (the “Indemnifying Party” which shall include Parent in the event the Indemnifying Party is the Company) in writing (each, an “Indemnification Claim Notice”) reasonably promptly after the assertion against the Indemnified Party of any claim or fact in respect of which the Indemnified Party intends to base a claim for indemnification hereunder (“Claim”), but the failure or delay to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation or liability that it may have to the Indemnified Party, except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such Claim is adversely affected thereby. The Indemnification Claim Notice shall contain a description of the Claim and the nature and amount of the Claim (to the extent that the nature and amount of such Claim is known at such time). Upon the reasonable request of the Indemnifying Party, the Indemnified Party shall furnish promptly to the Indemnifying Party copies of all written correspondence and official documents (including court documents) received or sent in respect of such Claim.

(b) With respect to Third Party Claims, subject to the provisions of subsections (c) and (d) below, the Indemnifying Party shall have the right, upon written notice given to the Indemnified Party within thirty (30) days after receipt of the Indemnification Claim Notice to assume the defense and handling of such Claim, at the Indemnifying Party’s sole expense so long as (x) the Indemnifying Party agrees in writing to be responsible for all Losses arising from such Claim without any reservations of rights, (y) the Claim involves only money damages and does not seek an injunction or other equitable relief and (z) such Claim has not been brought by a Governmental Authority. If the Indemnifying Party so assumes the defense and handling of the Claim, the provisions of subsection (c) below shall govern. If the Indemnifying Party does not give written notice to the Indemnified Party, within thirty (30) days after receipt of the Indemnification Claim Notice, of the Indemnifying Party’s election to assume the defense and handling of such Claim, the provisions of subsection (d) below shall govern.

(c) Upon assumption of the defense of a Third Party Claim by the Indemnifying Party: (i) the Indemnifying Party shall have the right to and shall assume control and responsibility for dealing with the Claim; (ii) the Indemnifying Party may, at its own cost, appoint as counsel in connection with conducting the defense and handling of such Claim any law firm or counsel reasonably acceptable to the Indemnified Party; (iii) the Indemnifying Party shall keep the Indemnified Party informed of the status of such Claim; and (iv) the Indemnifying Party shall have the right to settle the Claim on any terms the Indemnifying Party chooses; provided, however, that it shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party or its Affiliates other than purely financial obligations for which the Indemnified Party is fully indemnified hereunder or which does not include an unconditional release of the Indemnified Party for all Losses arising out of or relating to the Claim. The Indemnified Party shall reasonably cooperate with the Indemnifying Party and shall be entitled to participate in, but not control, the defense of such Claim with its own counsel and at its own expense.

(d) If the Indemnifying Party does not give written notice to the Indemnified Party as set forth in subsection (b) or fails to conduct the defense and handling of any Third Party Claim in good faith and in a reasonable manner after having assumed such Claim, the Indemnified Party may, at the Indemnifying Party’s expense, select counsel reasonably acceptable to the Indemnifying Party in connection with conducting the defense and handling of such Claim and defend or handle such Claim in such manner as it may deem appropriate. In such event, the Indemnified Party shall keep the Indemnifying Party informed of the status of such Claim and shall not settle such Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If the Indemnified Party defends or handles such Claim, the Indemnifying Party shall cooperate with the Indemnified Party, at the Indemnified Party’s request but at no expense to the Indemnified Party, and shall be entitled to participate in the defense and handling of such Claim with its own counsel and at its own expense.

8.3 Effect of Investigation or Knowledge. Any claim by Wyeth or its Affiliates or any of their respective officers, directors, employees, stockholders and Representatives for indemnification shall not be adversely affected by any investigation by or opportunity to investigate afforded to Wyeth, its Affiliates or their respective Representatives, nor shall such a claim be adversely affected by the knowledge of Wyeth, its Affiliates or their respective Representatives on or before the Effective Date of any breach of the type specified in Section 8.1 or of any state of facts that may give rise to such a breach.

ARTICLE IX

MISCELLANEOUS

9.1 Notices. All notices and other communications hereunder will be in writing and will be deemed given if delivered personally or by facsimile transmission (receipt verified), mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by nationally recognized express courier service, to the Parties at the following addresses (or at such other address for a Party as will be specified by like notice; provided, however, that notices of a change of address will be effective only upon receipt thereof):

(i)	if to the Company or Parent:

Pharmacopeia, Inc.

11085 North Torrey Pines Road, Suite 300

La Jolla, CA 92037

Attn: General Counsel

Facsimile: (858) 550-7272

(ii)	if to Wyeth:

c/o Pfizer Inc.

Inflammation and Immunology Research Unit

200 Cambridge Park Drive,

Cambridge, MA 02140

Attention: Business Development Lead

Facsimile: [        ]

with copies to:

c/o Pfizer Inc.

Biotherapeutics Research Division

230 East Grand Ave.

South San Francisco, CA 94080

Attention: Lead Counsel, Biotherapeutics R&D

Facsimile: [        ]

9.2 Bulk Sales. The Parties hereby agree to waive compliance with the provisions of the Laws of any jurisdiction relating to a bulk sale or transfer of assets (other than any such Laws relating to Taxes on, or notices to Taxing authorities with respect to, any such bulk sale or transfer of assets) that may be applicable to the transactions contemplated by this Agreement; provided, however, that to the extent Wyeth is required to make any payments with respect to any provisions of the Laws of any jurisdiction relating to a bulk sale or transfer of assets that may be applicable to the transactions contemplated by this Agreement, the Company shall fully indemnify Wyeth for such payments pursuant to Section 8.1(a)(iv).

9.3 Further Assurances; Tax Filings and Property Taxes.

(a) From time to time after the Effective Date and without further consideration, the Parties hereto shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver such documents and instruments and take or cause to be taken such other actions as Wyeth or the Company, as applicable, may reasonably request (i) in order to carry out the purpose and intention of this Agreement and the other Transaction Documents, including to consummate more effectively the purchase, sale, conveyance, assignment, transfer and delivery of the Purchased Assets as contemplated by this Agreement and the other Transaction Documents, (ii) to vest in Wyeth title to the Purchased Assets, (iii) to enable Wyeth to prosecute, maintain and enforce the Acquired Compound Patents or (iv) as otherwise appropriate to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

(b) The Parties agree to cooperate fully in the preparation and filing of any sales and use or other Transfer Tax filings or notices required to be made under applicable Law in connection with the purchase and sale of the Purchased Assets hereunder.

(c) Wyeth shall be responsible for all real property taxes, personal property taxes and similar ad valorem taxes (collectively, “Property Taxes”) levied with respect to the Purchased Assets for any Post-Closing Tax Period, and the Company shall be responsible for all Property Taxes levied with respect to the Purchased Assets for any Pre-Closing Tax Period. Wyeth shall pay or cause to be paid, when due, to the appropriate taxing authorities all Property Taxes relating to the Purchased Assets for the Tax period during which the Closing occurs. To the extent the Company receives invoices for Property Taxes following the Closing which are payable by Wyeth, the Company shall forward such invoices promptly to Wyeth. Wyeth shall send to the Company a statement that apportions the Property Taxes between the Company and Wyeth based upon Property Taxes actually invoiced and paid to the relevant taxing authority by Wyeth for the Tax period which includes the Closing Date, with the Company and Wyeth each being responsible for their share of such Property Taxes in accordance with this paragraph. This statement shall be accompanied by proof of Wyeth’s actual payment of such Property Taxes for such Tax period. Within thirty (30) days of receipt of such statement and proof of payment, the Company shall reimburse Wyeth for its pro-rated portion of such Property Taxes.

9.4 Entire Agreement of the Parties. This Agreement (together with the other Transaction Documents) constitutes and contains the complete, final and exclusive understanding and agreement of the Parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, among the Parties respecting the subject matter hereof and thereof.

9.5 Assignment. Neither Party will assign this Agreement nor any rights or obligations hereunder without the prior written consent of the other Party, which consent will not be unreasonably withheld or delayed, except as follows: Either Party may assign its rights and obligations under this Agreement by way of sale of such Party itself or the sale of the portion of the business of such Party to which this Agreement relates, through merger, sale of assets and/or sale of stock or ownership interest, provided that such sale is not primarily for the benefit of such Party’s creditors. Either Party may assign its rights and obligations under this Agreement to an Affiliate of such Party, provided that such Party will remain liable for all of its rights and obligations under this Agreement. Each Party will promptly notify the other Party of any assignment or transfer under the provisions of this Section. This Agreement will be binding upon the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 9.5 will be void.

9.6 Amendment. No amendment, modification or supplement of any provision of this Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

9.7 Waiver. No provision of the Agreement will be waived by any act, omission or knowledge of a Party or its agents or employees, except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. The waiver by either of the Parties of any breach of any provision hereof by the other Party will not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

9.8 Costs and Expenses. Regardless of whether the transactions contemplated by this Agreement are consummated and except as otherwise expressly provided in this Agreement, the Company, on the one hand, and Wyeth, on the other hand, shall each bear their own costs and expenses (including attorneys’ fees and costs) incurred in connection with this Agreement and the transactions contemplated by this Agreement and the other Transaction Documents.

9.9 Mutual Drafting. The Parties hereto have been represented by counsel who have carefully negotiated the provisions hereof. As a consequence, the Parties do not intend that the presumptions of any Laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties.

9.10 Governing Law. This Agreement will be governed by and interpreted in accordance with the substantive laws of the State of New York, without regard to conflict of law principles thereof.

9.11 Jurisdiction; Venue; Service of Process.

(a) Jurisdiction. Each Party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in New York City (or, if, and only if, such court does not have jurisdiction over the claim, the state courts of the State of New York located in New York City) for the purpose of any claim between the Parties arising in whole or in part under or in connection with this Agreement or the other Transaction Documents, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such claim, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such claim brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the other Transaction Documents or the subject matter hereof or thereof may not be enforced in or by such court, and (iii) hereby agrees not to commence any such claim other than before one of the above-named courts. Notwithstanding the previous sentence, a Party may commence any claim in a court other than the above-named courts solely to seek pre-litigation attachment of assets or preliminary injunction relief prior to litigation on the merits in the above-named courts or for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) Venue. Each Party agrees that for any claim between the Parties arising in whole or in part under or in connection with this Agreement, such Party shall bring claims only in the City of New York. Each Party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

(c) Service of Process. Each Party hereby (i) consents to service of process in any claim between the Parties arising in whole or in part under or in connection with this Agreement or the other Transaction Documents in any manner permitted by New York law, (ii) agrees that service of process made in accordance with clause (a) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 9.1, will constitute good and valid service of process in any such claim and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such claim any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

9.12 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING,

VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

9.13 Severability. If any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same will not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement will be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible. In any such event, this Agreement will be construed as if such clause of portion thereof had never been contained in this Agreement, and there will be deemed substituted therefor such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by applicable law.

9.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which need not contain the signature of more than one Party but all such counterparts taken together will constitute one and the same agreement.

9.15 Descriptive Headings. The descriptive headings of this Agreement, including the Schedules hereto, are for convenience only, and will be of no force or effect in construing or interpreting any of the provisions of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, duly authorized representatives of the Parties have duly executed this Agreement to be effective as of the Effective Date.

PHARMACOPEIA, INC.

By:	/s/ Charles Berkman
	Name: Title:	Charles Berkman Vice President, General Counsel and Secretary

WYETH LLC

By:	/s/ Mikael Dolsten
	Name: Title:	Mikael Dolsten Title: President of R&D

LIGAND PHARMACEUTICALS INCORPORATED (solely for purposes of Sections 3.4(c), 8.1(a), 8.2 and 8.3)

By:	/s/ Charles Berkman
	Name: Title:	Charles Berkman Vice President, General Counsel and Secretary

Schedule 3.1(a)(i)

Acquired Compounds

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Schedule 3.1(a)(ii)

Acquired Compound Patents

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Schedule 3.1(a)(iii)

Protocols

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Schedule 3.1(a)(iv)

Know-How to be Transferred

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Schedule 3.1(a)(v)

Physical Quantities of Acquired Compounds

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Schedule 3.4(b)

Selected Compounds

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Exhibit A

Form of Patent Assignment

ASSIGNMENT OF PATENT RIGHTS

This ASSIGNMENT OF PATENT RIGHTS, effective as of July [_], 2010, is entered into by Pharmacopeia, Inc., a Delaware corporation, having its principal office at 11085 North Torrey Pines Road, Suite 300, La Jolla, CA 92037 (“Assignor”), for the benefit of Wyeth LLC, a Delaware limited liability company, having its principal office at [                    ] (the “Assignee”).

WHEREAS, Assignor and Assignee have entered into that certain Asset Purchase Agreement dated as of July [__], 2010 (the “Purchase Agreement”); and

WHEREAS, Assignor is the owner of those patents and patent applications set forth on Appendix A hereto (the “Assigned Patents”), and Assignor has agreed to sell and assign, and the Assignee has agreed to buy and acquire all of Assignor’s rights, title and interests in and to such Assigned Patents.

NOW, THEREFORE, in consideration of the sum of One Dollar ($1.00), and other good and valuable consideration, the receipt of which is hereby acknowledged:

ASSIGNOR HEREBY assigns, transfers and conveys to Assignee all of Assignor’s rights, title and interest throughout the world in and to the Assigned Patents, as well as any extensions, divisions, reexaminations, reissues and continuations thereof and any applications or patents that claim priority from such patents and applications, including any foreign counterparts thereto, and all rights, claims and privileges pertaining to any of the foregoing; and

ASSIGNOR HEREBY, in conjunction with the foregoing assignment, authorizes and requests, as necessary, the Commissioner of Patents and Trademarks of the United States, and the corresponding entities or agencies in any country foreign to the United States, to record Assignee as the assignee and owner of the Assigned Patents issued in the United States or issued or registered in any corresponding jurisdiction.

[Signature Appears on the Following Page]

IN WITNESS WHEREOF, Assignor has caused this Assignment of Patent Rights to be executed by its duly authorized representatives effective as of the date written above.

PHARMACOPEIA, INC.

By:
Name:
Its:

State of _________________)

                                                 ) ss

County of _______________)

On ______________________ before me, _____________________, a Notary Public in and for said County and State, personally appeared __________________ and __________________ who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under penalty of perjury under the laws of the State of ______________that the foregoing paragraph is true and correct. WITNESS my hand and official seal.

Signature __________________________________                                 (Seal)

My Commission Expires: ______________________________

APPENDIX A TO

ASSIGNMENT OF PATENT RIGHTS

Assigned Patents

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***	Sixteen (16) pages have been omitted pursuant to a request for confidential treatment.